Exhibit 99.1

Media Contact:	Investor Contacts:
Courtney Reilly	Charles Messman or Todd Kehrli
Ogilvy Public Relations	MKR Group, LLC
303.634.2626	818.556.3700
courtney.reilly@ogilvypr.com	ir@mkr-group.com
RAINDANCE COMMUNICATIONS, INC. REPORTS THIRD-QUARTER RESULTS
Company Reports Record Net Income Of $1.8 Million, Or $0.03 Per Diluted Share On
Revenues Of $18.0 Million
Louisville, Colo., October 26, 2005 — Raindance Communications®, Inc. (NASDAQ: RNDC), the leader in integrated multimedia conferencing services and support, today reported results for its third quarter ended September 30, 2005.
Third Quarter Highlights:
•	Company acquired for cash certain revenue-generating assets of BCE Conferencing, a subsidiary of Bell Canada.
•	Net income increased to record $1.8 million, or $0.03 per diluted share, on revenue of $18.0 million.
•	Gross margins remained strong at 58%.
•	Conferencing platform achieved record usage of 217 million minutes.
•	Cash, cash equivalents and short-term investments remained strong at $46.6 million, notwithstanding the $5.9 million cash purchase of BCE Conferencing assets.
The company reported record net income of $1.8 million, or $0.03 per diluted share, which compared to a net loss of $392,000 or $0.01 per share for the third quarter of last year, and net income of $1.0 million, or $0.02 per diluted share in the second quarter of 2005. Total revenues for the third quarter were $18.0 million, down slightly from the $18.4 million reported in the third quarter of last year, and the $18.7 million in the second quarter of this year.
Third quarter adjusted EBITDA* was $3.7 million, up 48% from the $2.5 million reported in the third quarter of last year, and up 20% over the second quarter of 2005. Cash flow from operations was $3.9 million compared to $3.1 million in the preceding quarter and $2.9 million in the comparable period a year ago. Usage-based minutes were a record 217 million, compared to 216 million in the preceding quarter and 184 million in the third quarter of 2004. During the quarter, the company reported a total active customer base at quarter-end of 4,254, which does not include the approximately 550 customers acquired in the BCE Conferencing acquisition.

Cash, cash equivalents and short-term investments remained strong at $46.6 million, or $0.84 per basic share outstanding, as of September 30, 2005, notwithstanding the $5.9 million cash purchase of BCE Conferencing assets.
“I am very pleased that we earned record net income of $1.8 million in the third quarter and that adjusted EBITDA came in very strong at $3.7 million,” commented Don Detampel, president and chief executive officer of Raindance. “From a product perspective, Raindance now has a full multimedia conferencing product suite, which we believe will help enable us to grow revenue. We remain committed to growing our business both organically and through acquisitions and believe we are well positioned to take advantage of both growth avenues. While revenue came in at the low end of our guidance range due primarily to pricing pressure and traditional seasonality of the third quarter, we believe the changes we have made throughout our organization, with regards to sales and marketing operating efficiencies, will begin to have a positive impact in the quarters to come.”
Guidance
The following information contains forward-looking statements regarding Raindance’s financial performance. These statements are based on current expectations and Raindance assumes no obligation to update any forward-looking information contained in this press release. For the fourth quarter of 2005, the company currently expects to report net income of $1.0 million to $1.5 million on revenues of $18.0 million to $18.5 million.
Conference Call
Management will discuss these and other results and provide 2005 fourth-quarter guidance during Raindance’s quarterly conference call today, October 26th, beginning at 4:30 p.m. EDT. To participate in the multimedia event, visit http://earnings.on.raindance.com and click ‘Join Now’. Once in the web conference, dial 1.800.722.8946 and reference the Raindance earnings call to add the audio. Participants should join via the web several minutes before the scheduled start time. For technical assistance, please call 1.866.562.2309.
To join by phone only, dial 1.800.722.8946 and reference the Raindance earnings call. The press release and accompanying presentation will be available prior to the conference on Raindance’s web site in the ‘Investor Center’ section.
*Explanation of adjusted EBITDA, a Non-GAAP Financial Measure
We report adjusted EBITDA (EBITDA excluding stock-based compensation expense), a financial measure that is not defined by Generally Accepted Accounting Principles. We believe that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating performance and liquidity that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. Additionally, sophisticated financial institutions and banks use adjusted EBITDA as a performance metric in their lending practices. For example, adjusted EBITDA is used to determine our compliance with a financial covenant in the company’s credit agreement. Adjusted EBITDA for the three and nine months ended September 30, 2005 and 2004 have been reconciled with net income (loss) for such periods in the attached Condensed Statements of Operations. It is important to note that non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income (loss), cash flows, or other measures of financial performance prepared in accordance with GAAP.

About Raindance Communications
Raindance Communications, Inc. (NASDAQ: RNDC), the leader in integrated multimedia conferencing services and support, brings an entirely new level of simplicity and interaction to remote meetings and events. Its suite of best-in-class services, Raindance Seminar Edition and Raindance Meeting Edition, redefine the everyday meeting experience. Thousands of corporate customers currently use Raindance’s technology to more effectively communicate with colleagues, vendors, customers and partners around the world. For more information, please visit www.raindance.com or call 800.878.7326.
Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release contains plans, intentions, objectives, estimates and expectations that may constitute forward-looking statements. Forward-looking statements in this release include, but are not limited to: our expectations regarding future growth and financial performance; our estimates for revenue and net income in the fourth quarter of 2005; the impact of our new products, changes in sales and marketing and operating efficiencies on financial results; our ability to grow revenue organically and through acquisitions; and all additional statements that imply future demand for our services or positive operating results from the provision of these services. These statements are subject to risks and uncertainties that could cause future events to differ materially. These risks and uncertainties include, but are not limited to: risks with respect to our ability to properly forecast financial and operating results; changes in the economy and its effect on our business; changes in our marketplace and in communication services technology; competition from existing and new competitors; pricing pressure; our ability to retain existing customers and acquire new customers; our ability to increase existing customer usage of our services; the timing and success of our marketing and sales efforts and product offerings; our ability to timely and successfully deliver our services and implement business strategy and objectives. We may not be able to effectively address these risks, and accordingly our financial performance and stock price may be adversely affected. A detailed description of additional factors that could cause actual results to differ materially from those contained in the forward-looking statements can be found in our filings with the Securities and Exchange Commission, including our Form 10-Q filed on August 5, 2005. Copies of filings made with the SEC are available through the SEC’s electronic data gather analysis and retrieval system (EDGAR) at www.sec.gov. All forward-looking statements made in this press release are made as of the date hereof, and we assume no obligation to update the forward-looking statements included in this document.
Raindance, Raindance Communications, SwitchTower, OpenGo and our logo are trademarks or registered trademarks of Raindance Communications, Inc. All other company names and products may be trademarks of their respective companies.

RAINDANCE COMMUNICATIONS, INC.
BALANCE SHEETS
(IN THOUSANDS)
(unaudited)

	September 30, 2005	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$10,648	$10,458
Short-term investments	35,921	32,935
Accounts receivable, net*	10,963	9,922
Prepaid expenses and other current assets	1,599	1,605

Total current assets	59,131	54,920

Property and equipment, net	15,613	17,807
Goodwill	45,587	45,587
Customer list*	4,750	—
Other assets	316	411

Total Assets	$125,397	$118,725

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,338	$7,447
Accrued expenses	2,964	2,619
Restructuring reserve	—	188
Current portion of deferred revenue	309	420

Total current liabilities	11,611	10,674

Deferred revenue, less current portion	12	45

Total Liabilities	11,623	10,719

Stockholders’ Equity:
Common stock	85	82
Additional paid-in capital	282,931	280,561
Deferred stock-based compensation	(1,154)	(960)
Accumulated deficit	(168,088)	(171,677)

Total Stockholders’ Equity	113,774	108,006

Total Liabilities and Stockholders’ Equity	$125,397	$118,725

* — Includes preliminary allocation of BCE Conferencing purchase price

RAINDANCE COMMUNICATIONS, INC.
STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenue	$17,981	$18,408	$55,739	$57,319
Cost of revenue	7,542	8,431	23,260	26,032

Gross profit	10,439	9,977	32,479	31,287

Operating expenses:
Sales and marketing	4,575	6,005	15,013	18,795
Research and development	2,369	2,618	7,967	7,771
General and administrative	1,746	1,699	6,045	5,736
Stock-based compensation expense	192	134	637	2,072

Total operating expenses	8,882	10,456	29,662	34,374

Income (loss) from operations	1,557	(479)	2,817	(3,087)

Other income (expense), net	362	87	872	116

Net income (loss) before taxes	1,919	(392)	3,689	(2,971)

Provision for income taxes	100	—	100	—

Net income (loss)	$1,819	$(392)	$3,589	$(2,971)

Net income (loss) per share-
-Basic	$0.03	$(0.01)	$0.07	$(0.06)

-Diluted	$0.03	$(0.01)	$0.06	$(0.06)

Weighted average number of common shares outstanding-
-Basic	55,268	54,079	54,938	53,831

-Diluted	57,386	54,079	57,091	53,831

Reconciliation of net income (loss) to adjusted EBITDA:

Net income (loss)	$1,819	$(392)	$3,589	$(2,971)
Add: depreciation, amortization and other income (expense), net	1,589	2,754	5,700	8,315
Add: provision for income taxes	100	—	100	—
Add: stock-based compensation expense	192	134	637	2,072

Adjusted EBITDA	$3,700	$2,496	$10,026	$7,416

RAINDANCE COMMUNICATIONS, INC.
STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(unaudited)

	Nine months ended
	September 30,
	2005	2004
Cash flows from operating activities:
Net income (loss)	$3,589	$(2,971)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,572	8,431
Stock-based compensation	637	2,072
Other	54	50
Changes in operating assets and liabilities:
Accounts receivable	101	(1,883)
Prepaid expenses and other current assets	(526)	(1,107)
Other assets	(42)	64
Accounts payable and accrued expenses	(1,200)	718
Deferred revenue	(145)	174

Net cash provided by operating activities	9,040	5,548

Cash flows from investing activities:
Purchase of property and equipment	(1,556)	(2,067)
Proceeds from disposition of equipment	42	18
Purchase of investments	(46,421)	(11,242)
Proceeds from maturities of investments	43,435	6,220
Cash paid for BCE Conferencing	(5,892)	—
Cash received from affiliate	—	77
Change in restricted cash	—	236

Net cash used by investing activities	(10,392)	(6,758)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,542	1,180
Payments on debt	—	(2,367)

Net cash provided (used) by financing activities	1,542	(1,187)

Increase (decrease) in cash and cash equivalents	190	(2,397)
Cash and cash equivalents at beginning of period	10,458	39,607

Cash and cash equivalents at end of period	$10,648	$37,210